Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, AppTech Payments Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of AppTech Payments Corp. effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff
determination on November 6, 2024.
On November 18, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 14, 2025, the hearing was held.
On February 12, 2025, the Panel reached a decision and granted an exception to demonstrate compliance with Listing Rule 5550(b)(1) on or before March 31, 2025.
On May 15, 2025, the Exchange notified the Panel that the Company failed to regain compliance with Listing Rule 5550(a)(2).
Pursuant to Listing Rule 5815, the Panel discretion in this matter expired on May 5, 2025. The Panel had no choice but to delist the Company securities from the Exchange.
On May 15, 2025, Panel approved the decision to delist the Company and decided to suspend the Company from the Exchange.
A Decision letter was issued on May 16, 2025.
The Company securities were suspended on May 20, 2025.
The Staff determination to delist the Company securities became final on June 30, 2025.